CONSENT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Form S-11 (Registration No. 333-107181), of our report dated July 19, 2004, relating to the balance sheet as of July 16, 2004 of WNC Housing Tax Credit Fund VI, L.P., Series 12, and our report dated June 25, 2004, except for note E, which is dated July 15, 2004, relating to the balance sheet as of March 31, 2004 of WNC National Partners, LLC, which are contained in the Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus


                                  /s/ REZNICK GROUP
                                  formerly REZNICK FEDDER & SILVERMAN
Bethesda, Maryland
March 25, 200